As filed with the Securities and Exchange Commission on November 6, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELIK, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-0987903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3165 Porter Drive, Palo Alto, CA 94304

(650) 244-9303

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael M. Wick, M.D., Ph.D.

President, Chief Executive Officer and Chairman of the Board

Telik, Inc.

3165 Porter Drive, Palo Alto, CA 94304

(650) 244-9303

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Suzanne Sawochka Hooper, Esq.

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

(650) 843-5000

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-108031

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.01 per share, including related rights to purchase Series A Junior Participating Preferred Stock (4)	—	—
Preferred Stock, par value $.01 per share	—	—
Warrants	—	—
Debt Securities	—	—
Total	$2,500,000	$202.25

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $2,500,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $2,500,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)	Each share of the registrant’s common stock being registered hereunder, if issued prior to the termination by the registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.

Explanatory Note

This registration statement relates to the Registration Statement on Form S-3, Securities and Exchange Commission File No. 333-108031 (the “Prior Registration Statement”) and is filed solely to increase the dollar amount of securities registered under the Prior Registration Statement by $2,500,000. The contents of the Prior Registration Statement are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on November 5, 2003.

Telik, Inc.

By:	/s/ MICHAEL M. WICK
Michael M. Wick, M.D., Ph.D. President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael M. Wick Michael M. Wick, M.D., Ph.D.	President, Chief Executive Officer And Chairman of the Board (Principal Executive Officer)	November 5, 2003

/s/ Cynthia M. Butitta Cynthia M. Butitta	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2003

* Robert W. Frick	Director	November 5, 2003

* Edward W. Cantrall, Ph.D.	Director	November 5, 2003

* Steven R. Goldring, M.D.	Director	November 5, 2003

* Stefan Ryser, Ph.D.	Director	November 5, 2003

* Richard B. Newman, Esq.	Director	November 5, 2003

Mary Ann Gray	Director

*  Michael M. Wick, M.D., Ph.D., by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission.

/s/ Michael M. Wick Michael M. Wick, M.D., Ph.D. November 5, 2003

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney.

*	Incorporated by reference from the Registration Statement on Form S-3 of the Registrant, File No. 333-108031.